Exhibit 12


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the indicted periods:

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
          ($000'S, EXCEPT THE RATIO)

                                                                                                         FOR THE NINE MONTHS
                                                                       FOR THE YEARS ENDED DECEMBER 31,   ENDED SEPTEMBER 30,
-----------------------------------------------------------------------------------------------------------------------------------
EARNINGS:                                     2003        2002         2001         2000         1999         2004        2003
                                          ---------    ---------    ---------    ---------    ---------    ---------   ---------
Earnings from continuing operations       $  76,471    $  14,063    $  82,122    $  49,858    $ (79,320)   $ 137,185   $  61,940

ADD:
Fixed Charges                                40,719       34,737       34,438       47,666       29,893       31,325      26,890
Amortization of  capitalized interest           480          307          281          255          208          408         460
Distribution from joint ventures                 --           --        2,494        1,209        2,450           --          --

SUBTRACT:
Capitalized interest                         (1,230)      (3,114)      (4,052)        (946)      (1,384)      (2,397)       (982)
                                          ---------    ---------    ---------    ---------    ---------    ---------   ---------
TOTAL  EARNINGS                           $ 116,440    $  45,993    $ 115,283    $  98,042    $ (48,153)   $ 166,521   $  88,308
                                          =========    =========    =========    =========    =========    =========   =========

FIXED CHARGES:

Interest Expense                          $  21,895    $  22,478    $  19,303    $  25,806    $  17,425    $  22,114   $  15,885
Capitalized  Interest                         1,230        3,114        4,052          946        1,384        2,397         982
Capitalized Expenses relating to debt        10,234        1,466        4,354        7,030          278        1,413       4,472
 Estimate of Interest in rental expense       7,360        7,679        6,729       13,884       10,806        5,401       5,551
                                          ---------    ---------    ---------    ---------    ---------    ---------   ---------
TOTAL FIXED CHARGES                       $  40,719    $  34,737    $  34,438    $  47,666    $  29,893    $  31,325   $  26,890
                                          =========    =========    =========    =========    =========    =========   =========

RATIO OF EARNINGS TO FIXED CHARGES             2.86X        1.32X        3.35X        2.06X         (a)         5.32X       3.28X

-----------------------------------------------------------------------------------------------------------------------------------



 (a) The deficiency of earnings necessary to cover fixed charges for the year ended December 31, 1999 was $78,046,000.

     The ratios of earnings to fixed charges were calculated based on information from our records. For purposes of these tables, "earnings" is calculated by adding: (1) pre-tax income from continuing operations before income or loss from equity investees; (2) fixed charges; (3) amortization of capitalized interest; and (4) distributed income of equity investees; and then subtracting: capitalized interest. "Fixed charges" is calculated by adding: (1) interest expensed and capitalized; (2) amortized capitalized expenses related to indebtedness; and (3) an estimate of the interest within rental expense. The term "equity investees" means investments that we account for using the equity method of accounting.